EXHIBIT 99.1


PRESS RELEASE

FOR IMMEDIATE RELEASE
December 3, 2007

BLUE DOLPHIN ENERGY COMPANY ANNOUNCES INITIAL PRODUCTION FROM HIGH ISLAND AREA WELL

Houston, December 3 / PRNewswire / -- Blue Dolphin Energy Company (NASDAQ:BDCO) ("Blue Dolphin") today announced that production commenced in the High Island Block 115 sidetrack 2 well on November 26, 2007. As the Company previously reported, it had earned a 2.5% working interest in the well. The interest is held by its wholly owned subsidiary, Blue Dolphin Petroleum Company. The operator reports that the well is currently flowing at a rate of approximately 9 million cubic feet of gas per day with a 10,500 psi flowing tubing pressure and an 11,010 psi shut-in tubing pressure. The well is a sidetrack of the original B-1 wellbore in the block. As the well has recently commenced production, the production level has not yet stabilized. There will be adjustments to the production rate after a sustained steady flow has been achieved. The Company will issue further information as operations progress. Blue Dolphin's net revenue interest in the well is 2.008%.

Blue Dolphin Energy Company is an independent oil and gas company with operations in the Gulf of Mexico, engaged primarily in the gathering and transportation of natural gas and condensate and production of oil and gas. For further information visit the Company's website at http://www.blue-dolphin.com.
                                                   ---------------------------
Contact:
--------
Gregory W. Starks
Vice President, Treasurer and Secretary
713-227-7660

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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